Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of American Commerce Solutions, Inc. f/k/a JD American Workwear, Inc. on Form S-8 of our report dated June 7, 1999, except for Note 12, which is as of September 27, 2000, on our audit of the financial statements for the year ended February 28, 1999 (as restated), appearing in the Annual Report on Form 10-KSB/A of JD American Workwear, Inc. for the year ended February 29, 2000.

Our report on our audit of the financial statements for the year ended February 28, 1999 (as restated) contains an explanatory paragraph discussing certain errors regarding the 1999 financial statements which were discovered by management of the Company, including among other things, certain errors regarding revenue recognition and the related net sales, cost of goods sold, accounts receivable and inventory, and certain errors regarding accounting for Series B mandatory redeemable preferred stock. The 1999 financial statements were restated and adjustments made to correct these errors.

Our report on the 1999 financial statements (as restated) also contains a paragraph regarding certain conditions that raise substantial doubt about the Company's ability to continue as a going concern.


                                     /s/ Bederson & Company LLP

                                     BEDERSON & COMPANY LLP

West Orange, New Jersey
March 9, 2001